UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           COMMISSION FILE NO. 000-27671

                       MASTERSLINK COMMUNICATIONS, INC.
                    Formerly known as Diversified Funds, Inc.


            NEVADA                                             62-1708648
(STATE OR OTHER JURISDICTION OF                               I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER


                             410 N. Bear Creek Road
                         Marshall, North Carolina 28753
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (828) 649-9020
              (Registrant's telephone number, including area code)

             Title of each class of securities covered by this form:

                    Common Stock, $0.001 par value per share


   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains: None


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(i)  [X]
             Rule 12g-4(a)(1)(ii) [X]       Rule 12h-3(b)(1)(ii) [X]
             Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(ii) [ ]
                                            Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: 179

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 9, 2003                MASTERSLINK COMMUNICATIONS, INC.
                                      Formerly known as Diversified Funds, Inc.

                                        By: /s/ William J. Baker
                                            ----------------------------------
                                                William J. Baker
                                                President